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                                                                 EXHIBIT (e)(31)

LOAN NO. C-332628


                                    GUARANTEE

        In consideration of the benefits which the undersigned (herein called "Guarantor") will receive as a result of The Northwestern Mutual Life Insurance Company ("Lender") making the above-numbered loan to Next Level Communications, Inc. ("Borrower") evidenced by a promissory note (the "Note") dated of even date herewith in the original principal amount of $20,000,000 and secured by a deed of trust and security agreement (the "Lien Instrument") covering property in Rohnert Park, California, and as an inducement required by Lender to fund said loan, Guarantor has agreed to guarantee payment of the Note and all amounts at any time owed to Lender under the Lien Instrument and under the other Loan Documents (as hereinafter defined).

        1. Therefore, for value received, Guarantor hereby, unconditionally and irrevocably, guarantees to Lender, its successors and assigns the full, prompt and faithful payment of all amounts owed Lender under the Loan Documents, it being the intention hereof that Guarantor shall remain liable until the full amount of the principal, interest and any other sums due or to become due under the Loan Documents (the "Indebtedness") shall be fully paid, (i) notwithstanding any invalidity of, or defect or deficiency in any Loan Document, and (ii) notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of any Guarantor. If Borrower shall become the debtor under the Federal Bankruptcy Code or the subject of any other state or federal bankruptcy, insolvency or similar proceeding, neither the operation of a stay nor the discharge of the Indebtedness thereunder shall affect the liability of Guarantor hereunder. As used herein, the term "Loan Documents" means the Note, the Lien Instrument and all other instruments and documents (as the same may be amended from time to time) executed by Borrower and delivered to Lender in connection with, or as security for, the indebtedness evidenced by the Note, except any separate environmental indemnity agreement.

        2. Upon the occurrence of an Event of Default (as defined in the Lien Instrument), Guarantor shall, within five business days from the date notice of such Event of Default is given to Guarantor, cure such Event of Default. If any Event of Default shall not be cured by Guarantor within said five business day period, Lender may, at its option, accelerate the Indebtedness (if operation of a stay under the Federal Bankruptcy Code or under any other state or federal bankruptcy, insolvency or similar proceeding prohibits or delays acceleration of the Indebtedness as to Borrower, Guarantor agrees that its obligations hereunder shall not be postponed or reduced) and, within five business days from the date a written demand from Lender to Guarantor is given, Guarantor shall pay all Indebtedness outstanding, whether or not acceleration of the Indebtedness shall have occurred as to the Borrower.

        3. Except to the extent that any obligation hereunder has been fully and completely satisfied by Guarantor, Guarantor hereby waives absolutely and irrevocably any right of subrogation to Lender's claims against Borrower and any right of indemnity, reimbursement or contribution from Borrower with respect to any payment made or performance undertaken by Guarantor pursuant hereto. Concurrently with the payment in full of the Indebtedness by the Guarantor hereunder, the Lender shall assign all its rights and obligations in the Loan Documents to the Guarantor (including, without limitation, the Lien Instrument) and shall reasonably cooperate with the Guarantor in making any public filings in connection therewith.

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        4. Without limiting or lessening the liability of Guarantor under this
Guarantee, Lender may, without notice to Guarantor,

          (a) grant extensions of time or any other indulgences on the Indebtedness;

          (b) take, give up, modify, vary, exchange, renew or abstain from perfecting or taking advantage of any security for the Indebtedness; and

          (c) accept or make compositions or other arrangements with Borrower, realize on any security and otherwise deal with Borrower, other parties and any security as Lender may deem expedient.

Notwithstanding anything to the contrary in this Guarantee, so long as Guarantor has not defaulted under this Guarantee, Lender shall not, without the prior written consent of Guarantor, (i) amend the Loan Documents to increase the principal amount of the Indebtedness, increase the interest rate charged on such principal amount, increase the amount of any prepayment fee, change the principal amortization of the Indebtedness, eliminate any notice required to be given to Guarantor or make any other change that could reasonably be expected to increase the liability of Guarantor hereunder, or (ii) release any material portion of the collateral securing the Indebtedness.

        5. This Guarantee shall be a continuing guarantee, shall not be revoked by death, shall inure to the benefit of, and be enforceable by, any subsequent holder of the Note and the Lien Instrument and shall be binding upon, and enforceable against, Guarantor and Guarantor's successors and assigns.

        6. All additional demands, presentments, notices of protest and dishonor, and notices of every kind and nature, including those of any action or no action on the part of Borrower, Lender or any Guarantor, are expressly waived by Guarantor. This is a guarantee of payment and not of collection. Guarantor hereby waives the right to require Lender to proceed against Borrower or any other party or to proceed against or apply any security it may hold, waive the right to require Lender to pursue any other remedy for the benefit of Guarantor and agrees that Lender may proceed against Guarantor without taking any action against any other party and without proceeding against or applying any security it may hold. Lender may, at its election, following a default by Guarantor hereunder, foreclose upon any security held by it in one or more judicial or nonjudicial sales, whether or not every aspect of such sale is commercially reasonable, without affecting or impairing the liability of Guarantor, except to the extent the Indebtedness shall have been paid. Guarantor waives all rights and defenses arising out of an election of remedies by Lender following a default by Guarantor hereunder, even though that election of remedies, such as a nonjudicial foreclosure of the Lien Instrument, has destroyed the Guarantor's rights of subrogation and reimbursement against Borrower by the operation of
Section 580d of the California Code of Civil Procedure or otherwise. Guarantor waives all rights and defenses that Guarantor may have because Borrower's debt is secured by real property. This means, among other things, that (i) Lender may collect from the Guarantor without first foreclosing on any real or personal collateral pledged by Borrower, and (ii) if Lender forecloses on any real property collateral pledged by Borrower following default by Guarantor

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hereunder: (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right Guarantor may have to collect from Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Guarantor may have because Borrower's debt is secured by real property. These rights and defenses waived by Guarantor include, but are not limited to, any rights or defenses based upon Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the foregoing, Guarantor hereby waives any and all benefits that might otherwise be available to any Guarantor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2850, 2899 and 3433.

        7. Guarantor agrees to pay reasonable attorneys' fees and all other costs and expenses which may be incurred in the enforcement of this Guarantee or the collection of the Indebtedness.

        8. Any notices, demands, requests and consents permitted or required hereunder or under any other Loan Document shall be in writing, may be delivered personally or sent by certified mail with postage prepaid or by reputable courier service with charges prepaid. Any notice or demand sent to Guarantor by certified mail or reputable courier service shall be addressed to Guarantor at the address set forth opposite Guarantor's name below or such other address in the United States of America as Guarantor shall designate in a notice to Lender given in the manner described herein. Any notice sent to Lender by certified mail or reputable courier service shall be addressed to The Northwestern Mutual Life Insurance Company to the attention of the Real Estate Investment Department at 720 East Wisconsin Avenue, Milwaukee, WI 53202 or at such other addresses as Lender shall designate in a notice given in the manner described herein. Any notice given to Lender shall refer to the Loan No. set forth above. Any notice or demand hereunder shall be deemed given when received. Any notice or demand which is rejected, the acceptance of delivery of which is refused or which is incapable of being delivered during normal business hours at the address specified herein or such other address designated pursuant hereto shall be deemed received as of the date of attempted delivery.

        9. This Guarantee shall be governed by and construed in all respects in accordance with the laws of the State of California without regard to any conflict of law principles. With respect to any action, lawsuit or other legal proceeding concerning any dispute arising under or related to this Guarantee, Guarantor hereby irrevocably consents to the jurisdiction of the courts located in the State of California and irrevocably waives any defense of improper venue, forum nonconveniens or lack of personal jurisdiction in any such action, lawsuit or other legal proceeding brought in any court located in State of California. Nothing contained herein shall affect the rights of Lender to commence an action, lawsuit or other legal proceeding against Guarantor in any other jurisdiction.

Executed as of the 24th day of October, 2001.

Mailing Address:                               MOTOROLA, INC., a Delaware
                                               corporation

1303 East Algonquin Road
Schamburg, Illinois 60196
Attention: Treasurer
                                               By: /s/ signature
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                                               Its: